Exhibit 10.4
EXECUTION COPY

DATE:	September 24, 2009

TO:	Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
ATTENTION:	General Counsel
TELEPHONE:	(615) 316-6000
FACSIMILE:	(615) 316-6854

FROM:	Wells Fargo Securities LLC
solely as agent of Wachovia Bank, National Association
TELEPHONE:	(704) 715-8086
FACSIMILE:	(704) 383-8425

SUBJECT:	Equity Derivatives Confirmation

REFERENCE NUMBER(S):	[ ]
The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Wachovia Bank, National Association (“Wachovia”) and Gaylord Entertainment Company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.
The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.
This Confirmation evidences a complete and binding agreement between Wachovia and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Wachovia and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.
The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	September 24, 2009.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	Modified American Option, as described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Wachovia.

Buyer:	Counterparty.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:	The 3.75% Convertible Senior Notes of Counterparty due October 1, 2014, offered pursuant to an Offering Memorandum to be dated as of September 29, 2009 and issued pursuant to the indenture to be dated as of the closing date of the initial issuance of the Convertible Notes, by and between Counterparty and U.S. Bank National Association, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Wachovia in writing, the “Indenture”). Certain defined terms used herein have the meanings assigned to them in the Indenture as described in the Offering Memorandum. In the event of any inconsistency between the terms defined in the Indenture or Offering Memorandum and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to provisions of the Indenture are based on the description of the Convertible Notes set forth in the Offering Memorandum. If the relevant provisions of the Indenture differ in any material respect from those described in the Offering Memorandum, or any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties will, if appropriate, amend this Confirmation in good faith to preserve the economic intent of the parties.

Number of Note Hedging Units:	300,000. For the avoidance of doubt, the Number of Note Hedging Units shall be reduced by each exercise of Note Hedging Units hereunder.

Note Hedging Unit Entitlement:	USD1,000 divided by the Strike Price. Notwithstanding anything to the contrary herein or in the Agreement (including without limitation the provisions of Calculation Agent Adjustment), in no event shall the Note Hedging Unit Entitlement at any time be greater than the “Conversion Rate” (as such term is defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights”) at such time.

Strike Price:	As provided in Annex A to this Confirmation.

Applicable Percentage:	As provided in Annex A to this Confirmation.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:	Wachovia. The Calculation Agent shall, upon written request by Counterparty, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Procedures to be Followed by a Holder”.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture shall become exercisable and be exercised automatically, subject to “Notice of Exercise” below.

Expiration Date:	October 1, 2014

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Note Settlement Method:	With respect to any Convertible Notes submitted for conversion, the applicable settlement method elected by Counterparty pursuant to the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”, being one of the following: (i) delivery solely of Shares (other than cash in respect of fractional Shares); (ii) delivery of a combination of cash and Shares; and (iii) delivery solely of cash.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must notify Wachovia in writing prior to 5:00 PM, New York City time, on the day that is two Scheduled Trading Days prior to the first day of the “Settlement Period”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Note Hedging Units being exercised on such Exercise Date (which shall equal the number of Convertible Notes converted on the Conversion Date corresponding to such Exercise Date), (ii) the scheduled commencement date of the “Settlement Period” and the scheduled settlement date under the Indenture for the Convertible Notes converted on such Conversion Date and (iii) the Note Settlement Method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”) applicable to such Convertible Notes; provided that if Counterparty fails to timely provide the notice described in this clause (iii), then the Note Settlement Method shall be deemed to be a combination of Shares and cash and the “Specified Dollar Amount” shall be deemed to be USD 1,000 for purposes of calculating the Settlement Amount (as defined below); provided further that in respect of Convertible Notes with a Conversion Date during the period beginning on, and including the 50th “Scheduled Trading Day”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights”, prior to the “Maturity Date”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”, and ending on the close of business on the second “Scheduled Trading Day” immediately preceding the “Maturity Date”, (x) the Notice Deadline in respect of the information set forth in clauses (i) and (ii) above shall be 5:00 PM, New York City time, on the “Scheduled Trading Day” immediately preceding the “Maturity Date” and (y) the Notice Deadline in respect of the information set forth in clause (iii) above shall be 5:00 PM, New York City time, on July 1, 2014.

Counterparty acknowledges that it has elected settlement in a combination of Shares and cash with a “Specified Dollar Amount” of USD 1,000 as its initial Note Settlement Method pursuant to the Indenture. Each delivery of a Notice of Exercise in which the designated Note Settlement Method differs from the Note Settlement Method specified in the previous Notice of Exercise (or from the initial Note Settlement Method, in the case of the first Notice of Exercise) shall constitute a representation and warranty to Wachovia, and it shall be a condition to the effectiveness of any such Notice of Exercise, that at the time of Counterparty’s election of such newly chosen Note Settlement Method Counterparty was not in possession of any material non-public information with respect to Counterparty or the Shares.

Settlement Terms:

Net Share Settlement:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date occurring on a Conversion Date, Wachovia shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount. For the avoidance of doubt, to the extent Wachovia is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”; and provided that the Representation and Agreement contained in Section

9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Settlement Amount:	The product of the Applicable Percentage and a number of Shares and/or amount of cash in USD equal to:

(a) if Counterparty has elected to deliver only Shares to satisfy the “Conversion Obligation” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rights”), a number of shares equal to the lesser of (1) the sum, for each “Settlement Period Trading Day” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”) during the related “Settlement Period”, of the greater of (x) the “Daily Net Share Settlement Value” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Procedures-Settlement Upon Conversion”) calculated as if the “Specified Dollar Amount” were USD 1,000 and (y) zero and (2) the result of clause (1) determined as if the “Daily Net Share Settlement Value” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes-Conversion Procedures-Settlement Upon Conversion”) for each “Settlement Period Trading Day” during the related “Settlement Period” were the “Daily Net Share Settlement Value” on the last “Settlement Period Trading Day” of such “Settlement Period”;

(b) if the applicable “Specified Dollar Amount” is greater than zero and less than USD 1,000, a number of shares equal to the sum, for each “Settlement Period Trading Day” during the related “Settlement Period”, of the greater of (1) the “Daily Net Share Settlement Value”, calculated as if the “Specified Dollar Amount” were USD 1,000 and (2) zero; or

(c) if the applicable “Specified Dollar Amount” is greater than or equal to USD 1,000, (1) a number of shares equal to the sum, for each “Settlement Period Trading Day” during the related “Settlement Period”, of the greater of (x) the “Daily Net Share Settlement Value”, and (y) zero, and (2) an amount of cash equal to the excess, if any, of (x) the sum, for each “Settlement Period Trading Day” during the related “Settlement Period”, of the lesser of (i) the “Daily Conversion Value” for such “Settlement Period trading Day” and (ii) 1/45th of the “Specified Dollar Amount”, over (y) USD 1,000;

provided that, in the cases of (a) and (b), the Settlement Amount shall be calculated as if (1) the relevant “Settlement Period” consisted of 60 “Trading Days” commencing on the earlier of (x) the third “Scheduled Trading Day” after the Conversion Date and (y) the 62nd “Scheduled Trading Day” prior to the “Maturity Date” and (2) the “Daily Net Share Settlement Value”, the “Daily Conversion Value” and the reference to

“1/45th” in clause (c) immediately above were determined using “60 ” rather than “45”;

provided further that such obligation shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the “Conversion Rate” for the issuance of additional Shares or cash as set forth in the Indenture as described in the Offering Memorandum under “Description of Notes—Adjustment to Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes” (a “Fundamental Change Adjustment”) or any voluntary adjustment (whether or not pursuant to the Indenture) (a “Discretionary Adjustment”). If Counterparty is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares, Counterparty shall consult with Wachovia with respect thereto and the Calculation Agent shall make such determination, calculation or adjustment for purposes of the Transaction. For the avoidance of doubt, if the “Daily Conversion Value” for each of the “Settlement Period Trading Days” in the relevant “Settlement Period” is less than or equal to USD 1,000 divided by the number of “Settlement Period Trading Days” in the relevant “Settlement Period”, Wachovia will have no delivery obligation hereunder.

Notice of Delivery Obligation:	No later than the Scheduled Trading Day immediately following the last day of the relevant “Settlement Period”, Counterparty shall give Wachovia notice of the final number of Shares and/or cash comprising the Settlement Amount (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares or cash to be delivered under the Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date that is one Settlement Cycle following the final day of the “Settlement Period” and (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Wachovia of such Settlement Date prior to 5:00 PM, New York City time.

Settlement Currency:	USD.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Wachovia may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in the Indenture as described in the Offering Memorandum under “Description of Notes—Conversion Rate Adjustments”, that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment.

Method of Adjustment:	Calculation Agent Adjustment, provided that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than a Fundamental Change Adjustment or a Discretionary Adjustment), the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Indenture as described in the Offering Memorandum under “Description of Notes—Consolidation, Merger and Sale of Assets”.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares or cash pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Wachovia is not reduced as a result of such adjustment.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (ii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	Wachovia for all applicable Additional Disruption Events

Determining Party:	Wachovia for all applicable Additional Disruption Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
Mutual Representations: Each of Wachovia and Counterparty represents and warrants to, and agrees with, the other party that:
(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act.

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(v)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.
Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:
(i)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)	Counterparty shall provide written notice to Wachovia within 24 hours of obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Wachovia in connection with this Transaction.

(iii)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iv)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(v)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(vi)	The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty and Wachovia Bank Securities Inc. as representative of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date, and are hereby deemed to be repeated to Wachovia as of such dates as if set forth herein.

(vii)	Counterparty understands, agrees and acknowledges that Wachovia has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(viii)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(ix)	Counterparty understands, agrees and acknowledges that no obligations of Wachovia to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Wachovia or any governmental agency.

(x)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Wachovia or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Wachovia or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xi)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Wachovia is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150 (or under any successor statement), EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project, or under any other accounting guidance.

(xii)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xiii)	Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiv)	Without limiting the generality of Section 3(a)(iii) of the Agreement, Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act and the regulations promulgated thereunder, including Rule 13e-1 and Rule 13e-4 under the Exchange Act) in connection with the Transaction. Counterparty acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(xv)	The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, has been approved by Counterparty’s board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(xvi)	Counterparty shall deliver to Wachovia an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Wachovia in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Wachovia may reasonably request.
Miscellaneous:
Netting and Set-Off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.
Qualified Financial Contracts. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Wachovia and Counterparty shall be transmitted exclusively through Agent.
Staggered Settlement. Wachovia may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Wachovia will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Settlement Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Wachovia will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Wachovia would otherwise be required to deliver on such Nominal Settlement Date.
Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in the Indenture as described in the Offering Memorandum under “Description of Notes—Events of Default; Notice and Waiver” that either (a) has remained uncured for a period of 60 consecutive calendar days or (b) has resulted in the acceleration of the Convertible Notes pursuant to the terms of the Indenture, (ii) an Amendment Event, or (iii) a determination by Counterparty that Wachovia is a “Disqualified Person” or any action by Counterparty to cause any shares owned by Wachovia to be subject to redemption or to any suspension of rights of stock ownership (in each case pursuant to or within the meaning of Article IV(D) of the Restated Certificate of Incorporation of Counterparty or any analogous or successor provisions) shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Wachovia as the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement .

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to any term of the Indenture or the Convertible Notes if such amendment, modification, supplement or waiver has an adverse effect on this Transaction or Wachovia’s ability to hedge all or a portion of this Transaction, with such determination to be made in the sole discretion of the Calculation Agent. For the avoidance of doubt, Counterparty electing to increase the Conversion Rate pursuant to a Discretionary Adjustment shall not constitute an Amendment Event.
Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Wachovia, based upon advice of counsel, the Shares (the “Hedge Shares”) acquired by Wachovia for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Wachovia without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Wachovia to sell the Hedge Shares in a registered offering, make available to Wachovia an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Wachovia, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Wachovia, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Wachovia a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Wachovia, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Wachovia to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Wachovia, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Wachovia, due diligence rights (for Wachovia or any designated buyer of the Hedge Shares from Wachovia), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Wachovia (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Wachovia for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Wachovia at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Wachovia. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GET.N  <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.
Status of Claims in Bankruptcy. Wachovia acknowledges and agrees that this Confirmation is not intended to convey to Wachovia rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Wachovia’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Wachovia’s rights in respect of any transactions other than the Transaction.
No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.
Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Wachovia is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Wachovia is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Wachovia with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof). The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of the Applicable Percentage, the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Wachovia and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Wachovia’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Wachovia with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
Foreign Ownership Notices. Promptly following any determination by Counterparty of the percentage

(“Foreign Ownership Percentage”) of its “capital stock” owned of record or voted by “aliens” and other persons described in Section 310 (b)(4) of the Communications Act of 1934 (or any successor provisions) (in each case within the meaning of such Section 310(b)(4)) and on any date on which Counterparty is obligated to deliver a Repurchase Notice, Counterparty shall provide Wachovia with a written notice setting out the Foreign Ownership Percentage and the Pro Forma Foreign Ownership Percentage; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Wachovia in connection with this Transaction. “Pro Forma Foreign Ownership Percentage” means the Foreign Ownership Percentage determined as if Wachovia owned a number of Shares equal to the product of the Applicable Percentage, the Number of Note Hedging Units and the Note Hedging Unit Entitlement.
Alternative Calculations and Wachovia Payment on Early Termination and on Certain Extraordinary Events. If Wachovia owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Wachovia Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Wachovia to satisfy any such Wachovia Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Wachovia, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Wachovia Termination Delivery”); provided that if Counterparty does not validly request Wachovia to satisfy the Wachovia Payment Obligation by delivery of Termination Delivery Units, Wachovia shall have the right, in its sole discretion, to satisfy the Wachovia Payment Obligation by such delivery, notwithstanding Counterparty’s election to the contrary. Within a commercially reasonable period of time following receipt of a Notice of Wachovia Termination Delivery, Wachovia shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Wachovia Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.
“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (b) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
Delivery or Receipt of Cash. For the avoidance of doubt, nothing in this Confirmation (other than Counterparty’s obligation to pay the Premium) shall be interpreted as requiring Counterparty to cash settle this Transaction, except in circumstances where such cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash (including by reason of its election of the

Note Settlement Method), where Counterparty fails timely to provide the Notice of Wachovia Termination Delivery, or where Counterparty has made the Private Placement Procedures unavailable due to the occurrence of events within its control) or in those circumstances in which holders of the Shares would also receive cash.
Rule 10b-18. Except as disclosed to Wachovia in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Wachovia that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding, and during the week of, such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the earlier of (i) December 7, 2009 and (ii) the day on which Wachovia has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge its exposure to the Transaction. For the avoidance of doubt, this paragraph shall not prohibit any purchase of Shares effected by or for an issuer “plan” by an “agent independent of the issuer” (as such terms are defined in Rule 10b-18 under the Exchange Act).
Regulation M. Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act or the offering of Shares pursuant to the Underwriting Agreement between Gaylord Entertainment Company and Wachovia Bank Securities (as representative of the several underwriters) dated as of September 23, 2009. Counterparty shall not, until the earlier of (i) December 7, 2009 and (ii) the day on which Wachovia has informed Counterparty in writing that it has completed all purchases of Shares or other transactions to hedge its exposure to the Transaction, engage in any such distribution.
No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the earlier of (i) December 7, 2009 and (ii) the day on which Wachovia has informed Counterparty in writing that Wachovia has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Wachovia that it is not aware of any material nonpublic information concerning itself or the Shares.
Right to Extend. Wachovia may postpone any potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Wachovia determines, in its reasonable discretion, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary or appropriate to (i) preserve Wachovia’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Wachovia to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Wachovia were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Wachovia. “Regulatory Disruption” shall mean any event that Wachovia, in its commercially reasonable discretion upon the advice of outside counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Wachovia, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act and Regulation M and/or analyzing Wachovia as if it were the Issuer or an affiliated purchaser of the Issuer), for Wachovia to refrain from or decrease any market activity in connection with the Transaction.
Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Wachovia. Wachovia may transfer or assign all or a portion of its Note Hedging Units hereunder at any time without the consent of Counterparty to any (i) of its affiliates, (ii) entities sponsored or organized by, on behalf of or for the benefit of Wachovia (provided that, in the case of (i) and (ii), such affiliate or entity shall have a credit standing equivalent to that of Wachovia) or (iii) Qualifying Financial Institution. “Qualifying Financial Institution” means any bank, trust company, broker, dealer, insurance company, other financial intermediary or holding company that controls one or more of the foregoing entities that (i) is regulated (or whose guarantor is regulated) as to matters of financial integrity and soundness by a financial regulator of a G10 member country, (ii) has (or whose guarantor has) shareholders equity (or an applicable, comparable measure of net worth) of not less than U.S.$15,000,000,000; and (iii) has a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A2 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Wachovia.
If, as determined in Wachovia’s sole discretion, (a) at any time (1) the Equity Percentage exceeds 8.0% or the Pro Forma Foreign Ownership Percentage exceeds 22.0% or (2) Wachovia, Wachovia Group (as defined below) or any person whose ownership position would be aggregated with that of Wachovia or Wachovia Group (Wachovia, Wachovia Group or any such person, a “Wachovia Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”) or the Amended and Restated Rights Agreement between Gaylord Entertainment Company and Computershare Trust Company, N.A., dated as of March 9, 2009 (as may be amended, modified or supplemented from time to time, the “Rights Agreement”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to (I) reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Wachovia Person under Applicable Laws (including, without limitation, “interested shareholder” or “acquiring Person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received, (II) a distribution date (or other event with similar consequences) under the Rights Agreement or (III) give rise to a designation of Wachovia as a “Disqualified Person” or cause any shares owned by Wachovia to be subject to redemption or to any suspension of rights of stock ownership (in each case pursuant to or within the meaning of Article IV(D) of the Restated Certificate of Incorporation of Counterparty or any analogous or successor provisions) minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Wachovia is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Wachovia may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Wachovia so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Wachovia Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Wachovia to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Wachovia and any of its affiliates subject to aggregation with Wachovia for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Wachovia (collectively, “Wachovia Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Wachovia to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Wachovia may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform

Wachovia’s obligations in respect of the Transaction and any such designee may assume such obligations. Wachovia shall be discharged of its obligations to Counterparty to the extent of any such performance.
Private Placement Procedures. Except in circumstances where Counterparty has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Wachovia (or any affiliate designated by Wachovia) of the Unwind Shares or the exemption pursuant to Section 4(1) of Section 4(3) of the Securities Act for resales of the Unwind Shares by Wachovia (or any such affiliate of Wachovia), Counterparty may elect to settle its obligations pursuant to “Early Unwind” below in accordance with these “Private Placement Procedures” by giving notice to Wachovia no later than 8 a.m. New York time on the Exchange Business Day immediately following the Early Unwind Date. In such event, Counterparty shall deliver a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such other securities or property as a holder of Shares would be entitled to receive upon the consummation or closing of such Extraordinary Event) having a cash value equal to the amount of such payment obligation. Such number of Shares or amount of other securities or property to be delivered shall be determined by the Calculation Agent to be the number of Shares that could be sold over a reasonable period of time to produce the cash equivalent of such payment obligation (including interest accrued thereon at the Federal Funds rate plus 100 basis points per annum). Settlement relating to any delivery of Shares or other securities or property pursuant to this paragraph shall occur within a reasonable period of time; provided that Wachovia agrees that if at any time a delivery of Shares hereunder would result in a Share Accumulation Condition, it shall so notify Counterparty and instruct Counterparty to defer such delivery to the extent necessary to avoid the existence of a Share Accumulation Condition. If any delivery owed to Wachovia hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Wachovia gives notice to Counterparty that such delivery would not result in the existence of a Share Accumulation Condition.
“Share Accumulation Condition” means that, at any time of determination, the number of Unwind Shares previously delivered to Wachovia pursuant to this provision and then still owned by Wachovia is greater than 2,048,975 (as such number may be adjusted by the Calculation Agent from time to time to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti-dilutive event with respect to the Shares). Notwithstanding anything herein or in the Agreement to the contrary, the aggregate number of Shares that Counterparty may be required to deliver to Wachovia under this Transaction shall not exceed twice the product of the Applicable Percentage, the initial Number of Note Hedging Units and the Note Hedging Unit Entitlement, as such number may be adjusted by the Calculation Agent from time to time to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti-dilutive event with respect to the Shares (the “Maximum Amount”).
In the event Counterparty shall not have delivered the full number of Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to the Trade Date which prior to such date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Wachovia of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered).
Without limiting the generality of the foregoing, Counterparty agrees that any Shares delivered pursuant to these “Private Placement Procedures” to Wachovia, as purchaser of such Shares, (i) may be transferred by and among Wachovia and its affiliates and Counterparty shall effect such transfer without any further action by Wachovia and (ii) after the period of 6 months from the delivery date (or 1 year from the delivery date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Counterparty) has elapsed after delivery date for such Shares, Counterparty shall promptly remove, or cause the transfer agent for such Shares to remove, any legends referring to any such restrictions or requirements from such Shares upon request by

Wachovia (or such affiliate of Wachovia) to Counterparty or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Wachovia (or such affiliate of Wachovia).
The delivery of Shares by Counterparty pursuant to these “Private Placement Procedures” shall be effected in customary private placement procedures with respect to such Shares reasonably acceptable to Wachovia. The Private Placement settlement of such Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Wachovia, due diligence rights (for Wachovia or any buyer of the Shares designated by Wachovia), opinions and certificates, and such other documentation as is customary for private placement agreements for private placements of equity securities of issuers of its size, all reasonably acceptable to Wachovia.
Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
Early Unwind. In the event the sale of Convertible Notes is not consummated with the underwriter thereof for any reason by the close of business in New York on September 29, 2009 (or such later date as agreed upon by the parties) (September 29, 2009 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Wachovia and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall reimburse the cost of and, without duplication, losses arising out of all derivatives and other hedging activities entered into, and all purchases and dispositions of Shares, by Wachovia or one or more of its affiliates, in each case, in connection with hedging of the Transaction and the unwind of such hedging activities; provided further that Counterparty’s reimbursement obligation pursuant to the immediately preceding proviso shall not apply to the extent the Early Unwind Date occurred as the result of a breach of the Purchase Agreement by Wachovia. The amount payable by Counterparty shall be Wachovia’s (or its affiliates) actual costs and losses related to such Shares and unwind costs of such derivatives and other hedging activities as Wachovia informs Counterparty and, subject to Counterparty’s right to elect settlement by delivery of Shares (the “Unwind Shares”) pursuant to the “Private Placement Procedures” above, shall be paid in immediately available funds on the Early Unwind Date. Wachovia and Counterparty represent and acknowledge to the other that, subject to the proviso included in the second preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
Governing law: The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:
(a) Counterparty
Gaylord Entertainment Company
One Gaylord Drive
Nashville, TN 37214
Attention: General Counsel
Telephone: (615) 316-6000
Facsimile: (615) 316-6854
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attention: F. Mitchell Walker, Jr.
Telephone: (615) 742-6275
Email: mwalker@bassberry.com
(b) Wachovia
Wells Fargo Securities LLC
201 South College Street, 6th Floor
Charlotte, NC 28288-0601
Attention:      Equity Derivatives
Telephone:     (704) 715-8086
Facsimile:      (704) 383-8425
with a copy to:
Wachovia Bank, National Association
375 Park Avenue.
New York, New York 10152
Attention:      Head of Documentation
Telephone:     (212) 214-6100
Facsimile:      (212) 214-5913

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Wachovia a facsimile of the fully-executed Confirmation to Wachovia at (704) 383-8425. Originals shall be provided for your execution upon your request.
We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,
WELLS FARGO SECURITIES, LLC,
acting solely in its capacity as Agent of Wachovia Bank, National Association

By:	/s/ Cathleen Burke Name: Cathleen Burke
Title: Managing Director
WACHOVIA BANK, NATIONAL ASSOCIATION
By: Wells Fargo Securities, LLC, acting solely in its capacity as its Agent

By:	/s/ Cathleen Burke Name: Cathleen Burke
Title: Managing Director
[Signature Page to Note Hedge]

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.
GAYLORD ENTERTAINMENT COMPANY

By:	/s/ Carter R. Todd Name: Carter R. Todd
Title: EVP and General Counsel
[Counterparty Signature Page to Note Hedge]

ANNEX A
Certain terms of the Transaction is set forth below.

Strike Price:	27.25

Applicable Percentage:	20%

Premium:	USD12,780,000

A-1